State of California
2053416

THE GREAT SEAL OF THE STATE OF	OFFICE OF THE
EUREKA	(STAMPED SEAL)

SECRETARY OF STATE
CALIFORNIA

SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 01 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

SEP 01 2000

THE GREAT SEAL OF THE STATE
EUREKA	\S\ Bill Jones

CALIFORNIA	Secretary of State